EXHIBIT 99.1

Contact:
Gerard M. Hayden, Jr.
Chief Financial Officer
(615) 301-3163
ir@healthstream.com

Media:
Mollie Condra
Vice President,
Investor Relation & Communications
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES SECOND QUARTER 2015 RESULTS

NASHVILLE, Tenn. (July 20, 2015)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of workforce, patient experience, and provider solutions for the healthcare industry, announced today results for the second quarter ended June 30, 2015.

Highlights:

•	CEO contributed $1.65 million of his personally held HealthStream stock to the Company in order to facilitate stock grants to over 600 employees, which resulted in a charge of $1.65 million for compensation and related expense in the second quarter

•	Revenues of $52.1 million in the second quarter of 2015, up 23% from $42.5 million in the second quarter of 2014

•	Operating income of $2.6 million in the second quarter of 2015, down 38% from $4.1 million in the second quarter of 2014, which was adversely impacted by the $1.65 million charge associated with the stock grant to employees referenced above and a $2.7 million reduction resulting from the deferred revenue write-down associated with the HealthLine Systems and HCCS acquisitions

•	Net income of $1.5 million in the second quarter of 2015, down 38% from $2.4 million in the second quarter of 2014, and earnings per share (EPS) of $0.05 per share (diluted) in the second quarter of 2015, compared to $0.08 per share (diluted) in the second quarter of 2014

•	Adjusted EBITDA[1] of $8.8 million in the second quarter of 2015, up 21% from $7.3 million in the second quarter of 2014

•	Approximately $98 million raised in follow-on public offering of approximately 3.9 million shares of HealthStream common stock

Financial Results:
Second Quarter 2015 Compared to Second Quarter 2014
Revenues for the second quarter of 2015 increased by $9.7 million, or 23 percent, to $52.1 million, compared to $42.5 million for the second quarter of 2014.

Revenues from our HealthStream Workforce Solutions segment increased by $6.7 million, or 20 percent, when compared to the second quarter of 2014. Revenues from our subscription-based solutions increased by approximately $6.0 million, or 19 percent, over the prior year second quarter due to a higher number of subscribers and more courseware consumption by subscribers. Revenues from ICD-10-readiness training products were approximately $6.8 million in the second quarter of 2015, compared to $7.2 million in the prior year second quarter. In addition, revenues from our acquisition of Health Care Compliance Strategies (HCCS), which was consummated on March 3, 2014, were approximately $2.1 million during the second quarter of 2015, compared to $1.1 million during the second quarter of 2014.

Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of adjusted EBITDA to net income is included in this release.

Revenues from our HealthStream Patient Experience Solutions segment increased by $677,000, or eight percent, when compared to the second quarter of 2014. Revenues from Patient Insights™ surveys—a survey research product that generates recurring revenues—increased by $622,000, or 10 percent, when compared to the second quarter of 2014. Revenues from other products, including surveys conducted on annual or bi-annual cycles and consulting/coaching services, collectively increased by $55,000 compared to the second quarter of 2014.

Revenues from our HealthStream Provider Solutions segment increased by $2.3 million when compared to the second quarter of 2014. Revenues from the HealthLine Systems (HLS) acquisition, which was consummated on March 16, 2015, were $2.3 million during the second quarter of 2015.

Generally accepted accounting principles (GAAP) require companies to write down beginning balances of acquired deferred revenue balances as part of “fair value” accounting as defined by GAAP. During the second quarter of 2015, HealthStream reported a $2.7 million reduction to GAAP revenues and corresponding reductions of $2.7 million to operating income and $1.6 million to net income primarily as a result of deferred revenue write-down for the HLS acquisition. During the second quarter of 2014, HealthStream reported a $703,000 reduction to GAAP revenues and corresponding reductions of $703,000 to operating income and $402,000 to net income as a result of deferred revenue write-downs. The table reconciling GAAP to non-GAAP financial measures included in this release shows the impact of beginning balance deferred revenue write-downs on financial results.

Operating income was $2.6 million for the second quarter of 2015 compared to $4.1 million for the second quarter of 2014. The decline in operating income results from a variety of factors. Increases in revenue in the second quarter were partially offset by increased operating expenses associated with personnel additions, higher royalties, depreciation and amortization, sales commissions, costs associated with our customer Summit, and other general expenses. Expenses related to our customer Summit decreased operating income by approximately $550,000 in the second quarter of 2015. In addition, operating income in the second quarter of 2015 was impacted by the $2.7 million deferred revenue write-down for acquisitions, primarily HLS. Also, Robert A. Frist, Jr. contributed 49,310 of his personally held shares of common stock (a value of $1.5 million) to the Company, without any consideration paid to Mr. Frist, and the Company, in turn, granted the same number of shares to over 600 of its employees. Mr. Frist also contributed an additional $150,000 worth of his personally held shares to cover the Company’s administrative expenses associated with the stock grant. Together, this grant resulted in the Company recognizing a $1.65 million compensation expense in the second quarter of 2015. The only shareholder diluted from the grant was Mr. Frist.

Net income was $1.5 million in the second quarter of 2015 compared to $2.4 million in the second quarter of 2014. Earnings per share were $0.05 per share (diluted) for the second quarter of 2015, compared to $0.08 per share (diluted) for the second quarter of 2014.

Adjusted EBITDA (which we define as net income before interest, income taxes, share-based compensation, and depreciation and amortization) increased by 21 percent to $8.8 million for the second quarter of 2015, compared to $7.3 million for the second quarter of 2014.

At June 30, 2015, the Company had cash and marketable securities of $139.9 million. Capital expenditures totaled $3.3 million for the second quarter of 2015.

Year-to-Date 2015 Compared to Year-to-Date 2014
For the first six months of 2015, revenues were $99.3 million, an increase of 23 percent over revenues of $80.8 million in the first six months of 2014. Operating income for the first six months of 2015 approximated $7.4 million for both the first six months of 2015 and 2014. Net income for the first six months of 2015 decreased by three percent to $4.2 million, compared to $4.3 million for the first six months of 2014. Earnings per share were $0.15 per share (diluted) for both the first six months of 2015 and 2014.

Other Business Updates
At June 30, 2015, we had approximately 4,371,000 total subscribers implemented to use and 4,486,000 total subscribers contracted to use our subscription-based solutions. “Contracted subscribers” include both those already implemented and those under contract that are in the process of implementation. Revenue recognition commences when a contract is fully implemented.

Annualized revenue per implemented subscriber for Workforce Solutions
We view the metric, “Annualized Revenue per Implemented Subscriber for our Workforce Solutions” (“Workforce ARIS”), as one of several insightful measures of our progress in growing the value of our customer base. Workforce ARIS represents the quarter’s revenue from our subscription-based solutions, annualized, then divided by the quarter’s average total number of implemented subscribers. Our subscription-based solutions include subscriptions to our platform applications, plus courseware/content subscriptions.

For the second quarter of 2015, HealthStream’s Workforce ARIS was $35.35, down slightly compared to last year’s second quarter of $35.39, while increasing by $0.71 per implemented subscriber over the first quarter of 2015. Subscription-based revenues increased 19 percent compared to last year’s second quarter while implemented subscribers also increased 19 percent over the same period last year.

Follow-on Public Offering of HealthStream Common Stock
On May 28, 2015, we completed a public offering of 3,869,750 shares of our common stock. The net proceeds to the Company were approximately $98 million. William Blair & Company LLC and Raymond James & Associates, Inc. served as joint book-running managers of the public offering, and Avondale Partners, LLC, Craig-Hallum Capital Group LLC, and First Analysis Securities Corp. served as co-managers of the public offering.

Financial Outlook for 2015
For 2015, we anticipate that consolidated revenues will grow 18 to 21 percent as compared to 2014. We anticipate that revenue growth in our Workforce Solutions segment will be in the 15 to 18 percent range and approximately one to three percent in our Patient Experience Solutions segment. We anticipate our Provider Solutions segment’s revenue to contribute between $11 million and $14 million in revenues during 2015. We expect the HLS acquisition to contribute between $7 million to $9 million of this total, which is the estimated amount after the write-down of the acquired deferred revenue balance as required under GAAP.

We anticipate that the Company’s 2015 full-year operating income will decrease between 25 and 35 percent as compared to full-year 2014 results. This operating income range takes into account the following:

•	Between $6.5 million and $7.5 million of write-down to the deferred revenue balances of HLS;

•	Approximately $1 million of transaction costs related to the HLS acquisition incurred in the first quarter of this year;

•	An increased rate of investment over full-year 2014 in HealthStream’s product development related to new products, enhancements to existing products, and integration of acquired products—including an increase in investment in HLS’s products;

•	An increase in expense related to sales and marketing investments, including the Company’s customer Summit, which was held in Nashville during the second quarter of 2015; and

•	Share-based compensation and related expenses of $1.65 million associated with stock awarded to employees through the special contribution to the Company of personally held shares by HealthStream’s CEO.

We anticipate that our full-year 2015 capital expenditures will be between $11 million and $14 million. We expect our effective tax rate during 2015 to be between 42 percent and 44 percent.

The aforementioned guidance does not include the impact from any other acquisitions that we may complete during 2015.

Commenting on second quarter 2015 results, Robert A. Frist, Jr., chief executive officer of HealthStream, said, “Our second quarter 2015 results showed a growth in revenues of 23 percent over the same period last year, while we continue to execute on our plans to further invest in innovative solutions for healthcare providers. Having just held our customer Summit in the second quarter where we hosted approximately 700 customers and partners, we are enthused by the impact our solutions are having to support the healthcare workforce and improve the quality of care.”

A conference call with Robert A. Frist, Jr., chief executive officer, Gerard M. Hayden, Jr., senior vice president and chief financial officer, and Mollie Condra, vice president of investor relations and corporate communications, will be held on Tuesday, July 21, 2015, at 9:00 a.m. (EDT). To listen to the conference, please dial 877- 647-2842 (no conference ID needed) if you are calling within the domestic U.S. or Canada. If you are an international caller, please dial 914-495-8564 (no conference ID needed). The conference may also be accessed by going to http://ir.healthstream.com/events.cfm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 855-859-2056 (conference ID #83366362) for U.S. and Canadian callers and 404-537-3406 (conference ID #83366362) for international callers.

Use of Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, non-GAAP revenue, and adjusted EBITDA, which are used by management in analyzing the Company’s financial results and ongoing operational performance.

In order to better assess the Company’s financial results, management believes that income before interest, income taxes, share-based compensation, depreciation and amortization (“adjusted EBITDA”) is a useful measure for evaluating the operating performance of the Company because adjusted EBITDA reflects net income adjusted for non-cash and non-operating items. Adjusted EBITDA is also used by many investors to assess the Company’s results from current operations. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under GAAP. Because adjusted EBITDA is not a measurement determined in accordance with GAAP, it is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Over the past few years, the Company has acquired businesses whose net tangible assets include deferred revenue. In accordance with GAAP reporting requirements, the Company may record a write down of deferred revenue to fair value as defined in GAAP. If the Company is required to record a write-down of deferred revenue, it may result in lower recognized revenue, operating income, and net income. In order to provide more accurate trends and comparisons of the Company’s revenues, operating income, and net income, management believes that adding back the deferred revenue write-down associated with fair value accounting for acquired businesses provides a useful measure of the ongoing performance of the Company. Both on a quarterly and year-to-date basis, the revenue for the acquired business is deferred and typically recognized over a one to two year period following the completion of any particular acquisition, so our GAAP revenues for this one to two year period will not reflect the full amount of revenues that would have been reported if the acquired deferred revenue was not written down to fair value.

These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance which are prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. Investors are encouraged to review the reconciliations of our GAAP to non-GAAP financial measures, which are set forth below in this release.

About HealthStream
HealthStream (NASDAQ: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of solutions is contracted by, collectively, approximately 4.5 million healthcare employees in the U.S. for workforce development, training & learning management, talent management, credentialing, privileging, provider enrollment, performance assessment, and managing simulation-based education programs. Our research solutions provide valuable insight to healthcare providers to meet HCAHPS requirements, improve the patient experience, engage their workforce, and enhance physician alignment. Based in Nashville, Tennessee, HealthStream has additional offices in Laurel, Maryland; Brentwood, Tennessee; Pensacola, Florida; Jericho, New York; and San Diego, California. For more information, visit http://www.healthstream.com or call 800-933-9293.

HEALTHSTREAM, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Unaudited
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues	$52,145	$42,476	$99,301	$80,825
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	22,432	18,738	42,625	35,663
Product development	5,815	4,294	10,460	7,840
Sales and marketing	10,328	7,251	17,675	14,199
Other general and administrative	6,750	5,361	13,678	10,592
Depreciation and amortization	4,256	2,722	7,509	5,123

Total operating expenses	49,581	38,366	91,947	73,417
Operating income	2,564	4,110	7,354	7,408
Other income (expense), net	(44)	23	(35)	68

Income before income taxes	2,520	4,133	7,319	7,476
Income tax provision	1,047	1,769	3,124	3,165

Net income	$1,473	$2,364	$4,195	$4,311

Net income per share:
Net income per share, basic	$0.05	$0.09	$0.15	$0.16

Net income per share, diluted	$0.05	$0.08	$0.15	$0.15

Weighted average shares outstanding:
Basic	29,234	27,567	28,469	27,510

Diluted	29,617	28,043	28,843	27,975

HEALTHSTREAM, INC.
Condensed Consolidated Balance Sheets
(In thousands)

	Unaudited
	June 30,	December 31,
	2015	2014(1)
ASSETS
Current assets:
Cash and cash equivalents	$54,493	$81,995
Marketable securities	85,408	38,973
Accounts and unbilled receivables, net	34,917	34,845
Prepaid and other current assets	24,050	18,798

Total current assets	198,868	174,611
Capitalized software development, net	13,634	12,706
Property and equipment, net	11,282	9,442
Goodwill and intangible assets, net	143,593	56,709
Other assets	3,973	3,794

Total assets	$371,350	$257,262

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$22,018	$23,543
Deferred revenue	64,945	53,716

Total current liabilities	86,963	77,259
Deferred tax liabilities, non-current	5,654	5,838
Deferred revenue, noncurrent	4,232	3,657
Other long-term liabilities	2,598	2,649

Total liabilities	99,447	89,403
Shareholders’ equity:
Common stock	274,816	174,926
Comprehensive loss	(78)	(37)
Accumulated deficit	(2,835)	(7,030)

Total shareholders’ equity	271,903	167,859

Total liabilities and shareholders’ equity	$371,350	$257,262

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2014.

HEALTHSTREAM, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Unaudited
	Six Months Ended
	June 30,	June 30,
	2015	2014
Operating activities:
Net income	$4,195	$4,311
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,509	5,123
Deferred income taxes	823	3,165
Share-based compensation	2,347	834
Provision for doubtful accounts	119	70
Other	386	752
Changes in assets and liabilities:
Accounts and unbilled receivables	3,055	(3,558)
Prepaid and other assets	(2,182)	(4,493)
Accounts payable, accrued and other liabilities	(2,834)	1,209
Deferred revenue	5,713	14,689

Net cash provided by operating activities	19,131	22,102

Investing activities:
Business combinations, net of cash acquired	(88,075)	(12,501)
Changes in marketable securities	(46,853)	(2,948)
Investments in non-marketable equity investments	(1,000)	(265)
Purchases of property and equipment	(4,054)	(2,423)
Payments associated with capitalized software development	(3,566)	(2,689)

Net cash used in investing activities	(143,548)	(20,826)

Financing activities:
Proceeds from issuance of common stock	98,014	—
Borrowings under revolving credit facility	28,000	—
Repayments under revolving credit facility	(28,000)	—
Proceeds from exercise of stock options	277	462
Taxes paid related to net settlement of equity awards	(748)	(152)
Payment of earn-outs related to acquisitions	(628)	(261)

Net cash provided by financing activities	96,915	49

Net (decrease) increase in cash and cash equivalents	(27,502)	1,325
Cash and cash equivalents at beginning of period	81,995	59,537

Cash and cash equivalents at end of period	$54,493	$60,862

Reconciliation of GAAP to Non-GAAP Financial Measures(1)
(In thousands, except per share data)

	Unaudited
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
GAAP net income	$1,473	$2,364	$4,195	$4,311
Interest income	(54)	(59)	(109)	(117)
Interest expense	93	13	137	25
Income tax provision	1,047	1,769	3,124	3,165
Share-based compensation expense	1,938	450	2,347	834
Depreciation and amortization	4,256	2,722	7,509	5,123

Adjusted EBITDA	$8,753	$7,259	$17,203	$13,341

GAAP revenues	$52,145	$42,476	$99,301	$80,825
Add: deferred revenue write-down	2,663	703	3,241	1,072

Non-GAAP revenues	$54,808	$43,179	$102,542	$81,897

GAAP operating income	$2,564	$4,110	$7,354	$7,408
Add: deferred revenue write-down	2,663	703	3,241	1,072

Non-GAAP operating income	$5,227	$4,813	$10,595	$8,480

GAAP net income	$1,473	$2,364	$4,195	$4,311
Add: deferred revenue write-down, net of tax	1,555	402	1,857	619

Non-GAAP net income	$3,028	$2,766	$6,052	$4,930

(1) This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, non-GAAP revenue, and adjusted EBITDA, which are used by management in analyzing its financial results and ongoing operational performance.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2015 that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The forward-looking statements are subject to significant uncertainties and other risks referenced in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty or statement by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

# # # #